UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

I.C. ISAACS & COMPANY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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I.C. ISAACS & COMPANY, INC.

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING
July 29, 2008
11:00 a.m. Eastern Time

______________

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of I.C. Isaacs & Company, Inc., which will be held at 11:00 a.m. Eastern Time on July 29, 2008 at the offices of Kramer Levin Naftalis & Frankel LLP located on the 29th floor at 1177 Avenue of the Americas, New York, New York 10036. At the meeting, you will be asked to consider and vote on the following proposals:

1.	to elect nine directors, each to hold office until the 2009 annual meeting of stockholders and until their respective successors shall have been duly elected or appointed;

2.	to ratify the appointment of Mahoney Cohen & Company as our independent registered public accounting firm for the year ended December 31, 2008; and

3.	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on May 30, 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Enclosed is a copy of the Annual Report to Stockholders, which consists of a letter from our Chief Executive Officer and our Annual Report on Form 10-K for the year ended December 31, 2007.

The Board of Directors,

Timothy J. Tumminello
Secretary

New York, New York
July 11, 2008

TABLE OF CONTENTS

VOTING	i
PROXY STATEMENT	1
Record Date; Quorum; Share Ownership and Voting Requirements for Election of Directors and Adoption of Proposals	1
Solicitation of Proxies	2
Submitting and Revoking Your Proxy	2
PROPOSAL 1 — ELECTION OF DIRECTORS	2
Nominees for Election as Directors	3
Executive Officer of the Company Who Is Not Also a Director	5
CORPORATE GOVERNANCE	5
Independence of Directors	5
Board and Stockholder Meetings	5
Board Committees and Meetings	6
Committee Meetings and Attendance	6
Audit Committee Meetings	6
Nominating Committee Meetings	6
Compensation Committee Meetings	6
Compensation Committee Interlocks and Insider Participation	6
Role of the Compensation Committee	7
Nominating Committee and Director Candidates	7
Compliance with Section 16(a) of the Exchange Act	8
Codes of Ethics	8
Communicating with Our Directors	8
REPORT OF THE COMPENSATION COMMITTEE	8
EXECUTIVE COMPENSATION	9
Compensation Discussion and Analysis	9
Overview of Compensation Program	9
Compensation Philosophy and Objectives	9
Components of Compensation	9
Other Compensation	11
Management’s Role in the Compensation-Setting Process	11
Role of the Compensation Consultant	11
Summary Compensation Table	12
Outstanding Equity Awards at Fiscal Year End	13
Option Exercises	15
Pension Benefits	15
Employment Contracts and Termination of Employment	15
Robert S. Stec	15
Jesse de la Rama	16
Gregg A. Holst	16
Peter J. Rizzo	17

Potential Payment upon Termination or Change in Control	17
Executive Employment Agreements	17
Severance Agreements	18
Executive Severance Payments	19
Accelerated Vesting of Options upon Change of Control or Termination	20
Director Compensation	21
Non-Employee Director Compensation	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	23
Review and Approval of Transactions with Related Persons	23
Transactions	24
Entry into a Material Definitive Agreement	25
REPORT OF THE AUDIT COMMMITTEE	26
PROPOSAL 2 — RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27
PRINCIPAL ACCOUNTING FEES AND SERVICES	27
AUDIT COMMITTEE PRE-APPROVAL POLICY OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	27
OTHER MATTERS	28
Stockholder Proposals and Director Nomination Recommendations	28
Annual Report to Stockholders	28
Other Matters Coming Before the Meeting	28

VOTING

For details about voting, please see the Proxy Statement and the enclosed proxy. You are urged to date, sign and promptly return the enclosed proxy so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid us in reducing the expense of proxy solicitation. Voting your shares by the enclosed proxy does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and we request that you indicate your plans in this respect in the space provided on the enclosed proxy.

i

I.C. ISAACS & COMPANY, INC.
475 10th Avenue, 9th Floor
New York, NY 10018
______________

PROXY STATEMENT
______________

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of I.C. Isaacs & Company, Inc. (the “Company,” “we” or “us”) of proxies to be voted at the Annual Stockholders’ Meeting (the “Annual Meeting”) to be held at the offices of Kramer Levin Naftalis & Frankel LLP located on the 29th floor at 1177 Avenue of the Americas, New York, New York 10036, on Tuesday, July 29, 2008, at 11:00 a.m. Eastern Time, and at any postponements or adjournments of the Annual Meeting, for the purposes set forth in the accompanying Notice of Annual Stockholders’ Meeting.

Record Date; Quorum; Share Ownership and Voting Requirements for Election of Directors and Adoption of Proposals

Only stockholders of record on the books of the Company at the close of business on May 30, 2008 will be entitled to vote at the Annual Meeting. Presence in person or by proxy of a majority of the shares of common stock outstanding on the record date is required for a quorum. If you held your shares on that date, you may vote your shares at the meeting either in person or by proxy. As of the close of business on May 17, 2008, the Company had 37,388,618 outstanding shares of common stock. Copies of this Proxy Statement were first available to stockholders on July 14, 2008.

Our common stock is our only class of securities that will be entitled to vote at the Annual Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. Shares of common stock present in person or by proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining.

Other than for the election of directors, each share of common stock is entitled to one vote on all matters that may properly come before the Annual Meeting. In the election of directors, each share is entitled to cast one vote for each director to be elected. Directors will be elected by a plurality vote of the shares represented in person or by proxy at the Annual Meeting. That means that the nine nominees for election as directors who receive the most votes will be elected to the Board. You may not vote your shares of common stock cumulatively for the election of directors. For purposes of the election of directors, abstentions will not affect the determination of whether a director nominee has received the plurality vote required for election.

All other matters to come before the Annual Meeting require the approval of a majority of the shares of common stock present, in person or by proxy, at the meeting and entitled to vote. For the purpose of determining whether our stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by banks or brokers that do not have discretionary authority to vote on a particular matter and that have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting. Please note that banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, but may vote their clients’ shares on the one “routine” proposal that will be considered at the Annual Meeting: the ratification of Mahoney Cohen & Company as our independent registered public accounting firm for the year ended December 31, 2008.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile transmission, email and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of our common stock held in their names. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Submitting and Revoking Your Proxy

If you complete and submit the enclosed proxy by mail, the shares represented by your proxy will be voted at the Annual Meeting in accordance with your instructions. Without affecting any vote previously taken, your proxy may be revoked by giving notice of revocation to us in writing addressed to us at 475 10th Avenue, 9th Floor, New York, NY 10018, Attention: Corporate Secretary or by stating your desire to revoke your proxy at the Annual Meeting. You may also change your vote by executing and returning to us a later-dated proxy or by voting in person at the Annual Meeting. All properly executed proxies received by the Board will be voted as directed by you. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

All properly executed proxies received by the Board that do not specify how your shares should be voted will be voted in the following manner:

•	FOR the election of the nominees for director set forth in “Proposal 1 — Election of Directors”; and
•	FOR ratification of the appointment of Mahoney Cohen & Company as our independent registered public accountants for the year ended December 31, 2008.

In addition, if other matters come before the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board is currently composed of nine directors, all of whom have been nominated for reelection by the Company’s Board. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the proxies may be voted either (i) for a substitute nominee designated by the present Board to fill the vacancy or (ii) for the balance of the nominees, thereby leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the following nominees will be unwilling or unable to serve if elected as a director. Such persons have been nominated to serve until the 2009 annual stockholders’ meeting or until their successors, if any, are elected or appointed. Set forth in this section are the names and biographical information for each of the nominees. The Board recommends a vote “FOR” the election of each of the following nominees.

Nominees for Election as Directors

Olivier Bachellerie Age: 47 Director since 2002 President and Director General of GI Promotion and Cravatatakiller S.A. President of Fashion Services of America
Mr. Bachellerie has served since 1997 as President and Director General of GI Promotion and Cravatatakiller S.A., and as President of Fashion Services of America, Inc. GI Promotion is beneficially owned by Marithé Bachellerie and François Girbaud. Cravatatakiller S.A. is owned by Mr. Bachellerie and Mr. Bachellerie is also the major shareholder of Fashion Services of America, Inc. Mr. Bachellerie is the son of Marithé Bachellerie, who together with Mr. Girbaud, indirectly own and possess the right to vote approximately 37% of the Company’s outstanding shares of common stock.

René Faltz Age: 54 Director since 2002 Senior Partner of Cabinet D’Avocats René Faltz
Mr. Faltz has practiced law in the Grand Duchy of Luxembourg since 1976. He has been with Cabinet D’Avocats René Faltz since March 2000, after leaving the law firm of Faltz & Kremer. Mr. Faltz is one of the Managing Directors of, and serves as counsel to, several companies that, since 2002, have been beneficially owned by Marithé Bachellerie and François Girbaud in connection with the conduct of their business activities as designers and marketers of clothing and other items bearing the various Girbaud trademarks.

Neal J. Fox Age: 73 Non-Executive Chairman of the Board Director since 1998 Consultant for NJF Associates, Incorporated
Mr. Fox has served as the Company’s Non-Executive Chairman of the Board since April 2007. Since 1999, he has served as a corporate consultant, specializing in brand management and business development in the apparel, accessories, cosmetics, and footwear industries, through his firm, NJF Associates. In addition, he is one of the management principals leading the relaunch of Mark Cross, a luxury leather goods brand established in 1845. From 1989 through 1999, Mr. Fox served as President and CEO of Sulka, an international menswear wholesaler and retailer. From 1983 to 1988, he was Chairman, CEO and principal stockholder of Garfinckel’s (including its predecessor Raleigh and Co.). Beforehand, Mr. Fox held senior management positions at Neiman Marcus, Bergdorf Goodman, and I. Magnin.

François Girbaud Age: 63 Director since 2004
Mr. Girbaud, an internationally renowned designer and manufacturer of clothing, and licensor of clothing designs and trademarks for more than 25 years, became one of the Company’s directors in October 2004. Pursuant to agreements that the Company has with companies co-owned directly or indirectly by Mr. Girbaud and Marithé Bachellerie, the Company licenses the Girbaud trademarks and designs for use in the manufacture and sale of various items of clothing in North America.

Jon Hechler Age: 55 Director since 1984 President of T. Eliot, Inc.
Mr. Hechler was employed by Ira J. Hechler and Associates, an investment company, from 1980 to 1999. Since March 1994, Mr. Hechler has served as President of T. Eliot, Inc., manufacturer of the Sani Seat® hygienic toilet seat system.

Robert Stephen Stec Age: 53 Chief Executive Officer of the Company Director since 2002
Mr. Stec became the Company’s Chief Executive Officer in September 2007. Beginning in April 2007, he served as the Company’s interim Chief Executive Officer. Mr. Stec was a Division President of VF Corporation and had sole responsibility for VF’s Girbaud division in the United States from 1989 through 1993. From 1996 to 1998, he served as President of London Fog Industries, Inc., a leading manufacturer and marketer of branded outerwear. During 1997 and 1998, Mr. Stec served as a part-time consultant to Girbaud Design, Inc. and certain of its affiliates. For several months in 1999, Mr. Stec served as a consultant to London Fog. From 1999 to 2006, Mr. Stec was employed as President and Chief Executive Officer of Lexington Home Brands, a leading branded marketer of home furnishings. Mr. Stec was also Chairman and Chief Executive Officer and the founder of Prestige Brands of North Carolina, LLC, a home furnishings company that focuses on niche opportunities in the furniture industry.

John McCoy II Age: 61 Director since 2005 President of Components by John McCoy, Inc.
Mr. McCoy has worked within the apparel industry during the past 38 years. In 1970, he began working for Pierre Cardin’s sales operations and held the position of Executive Vice President – Clothing when he left that firm in 1977 to found Fitzgerald by John McCoy, a U.S. manufacturer of European styled clothing. In 1985, Mr. McCoy founded Components by John McCoy, Inc., a manufacturer and distributor of luxury clothing brands, including Gran Sasso, Mason’s, Coast, Moncler, Lenor Romano and Alfred Dunhill. Since Components by John McCoy, Inc.’s inception in 1985, Mr. McCoy has served as its President.

Ernest K. Jacquet Age: 61 Director since 2008 Managing Director of Parthenon Capital Director of Freedom Capital since 2006 Chairman of Mentor Partners
Mr. Jacquet became a director of the Company in July 2008. He is the part owner of Premium Brands LLC, which licenses M F Girbaud throughout Asia. In addition, Mr. Jacquet has served as the Managing Partner of Parthenon Capital since 1998 and has been a Director of Freedom Capital since 2006. He is also the Chairman of Mentor Partners and has served in that capacity since 2007. Mr. Jacquet is currently a Director of Interline Brands Inc. (NYSE: IBI), previously serving as its Chairman.

Laurent Frerebaut Age: 36 Director since 2008 License & Development Director of Marithe + François Girbaud
Mr. Frerebaut became a director of the Company in July 2008. Since 2006, he has served as License & Development Director of Marithe + François Girbaud. From 2002 through 2006, he was the Group Leasing Director of Value Retail and served as Export Director of KENZO (LVMH) from 1996 through 2002.

Executive Officer of the Company Who Is Not Also a Director

The following table sets forth the names and ages of our executive officer who is not a director. The table also provides a description of the positions of employment held by such executive for at least the past five years.

Timothy J. Tumminello Age: 50 Controller, Vice President & Interim Principal Financial Officer
In December 2007, Mr. Tumminello was appointed to the position of Interim Principal Financial Officer of the Company, effective immediately. Mr. Tumminello has served as the Company’s Controller since May 2000. He started his employment with the Company in May 1997, serving as the Assistant Controller until July 1999. From July 1999 until May 2000, he served as CFO of Graphtec, Inc., a subsidiary of Consolidated Graphics, Inc. From January 1991 until May 1997, Mr. Tumminello was employed in the Baltimore office of Deloitte & Touche LLP. Mr. Tumminello is a certified public accountant.

Except as noted above, each nominee for election as a director has been engaged in the principal occupation described during the past five years. Furthermore, there are no family relationships among any directors or executive officers of the Company with one exception: François Girbaud is the stepfather of Olivier Bachellerie.

Pursuant to a Stockholders’ Agreement, dated as of May 6, 2002, by and among the Company’s largest stockholder, Wurzburg Holding S.A. (“Wurzburg”), its affiliate Textile Investment International S.A. (“Textile”) and the Company, the Girbaud Group (consisting, collectively, of Messrs. Girbaud and Bachellerie, together with Wurzburg, Latitude Licensing Corp. (“Latitude”) and the various companies that they directly and indirectly control) designated Messrs. Bachellerie, Faltz and Girbaud to serve as directors of the Company. In addition, in accordance with an Investor Rights Agreement, dated as of May 9, 2008 (as amended on July 1, 2008, the “Investor Rights Agreement”), by and between the Company and Textile, Wurzburg, Messrs. Bachellerie and Faltz, the Company may appoint to the Board three additional individuals who have been designated by Wurzburg (each, a “Wurzburg Designee”). Messrs. Jacquet and Frerebaut are each a Wurzburg Designee.

The Board intends, as promptly as practicable following the Annual Meeting, to cause the removal of one director, who may be an independent director, and to keep the vacancy until the third Wurzburg Designee is appointed, in accordance with the Investor Rights Agreement.

CORPORATE GOVERNANCE

Independence of Directors

We are not subject to any law or market listing requirement that would require us to have a minimum number of “independent directors.” However, we believe that the interests of the stockholders of a public company are best served when a majority of the directors meet the standards required of independent directors, as set forth in the applicable rules promulgated by the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market. Three of the seven members of the Board – Messrs. Fox, Hechler, and McCoy – currently meet these standards. Our Nominating Committee has been engaged in a search for additional independent directors. If, as and when the Nominating Committee identifies suitable candidates to serve as directors, and the Board acts favorably on such persons’ candidacy, the size of the Board will be increased once again to nine members, a majority of whom will once again be independent directors.

Board and Stockholder Meetings

The Board held eight meetings during 2007. Each director is expected to attend each meeting of the Board and the committees on which he serves. However, it is not our policy to require Board members to attend our annual stockholder meetings. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. One director attended less than 75% of all the meetings of the Board in fiscal 2007.

Board Committees and Meetings

The Board currently has standing Audit, Compensation and Nominating Committees. The operations of each of these committees are governed by written charters approved by the Board. Each committee’s current charter can be accessed through the News—Corporate Governance links on the Company’s website at www.icisaacs.com. The membership requirements contained in the charters of each of our standing committees state that each of the members of those committees must satisfy the director independence standards set forth in the applicable rules promulgated by the SEC and the Nasdaq Stock Market, as such rules may be amended from time to time, and subject to any exceptions authorized under such rules. Following are the committee members, as of June 17, 2008, each of whom satisfies the applicable director independence standards:

Audit:	Messrs. Fox (Chair), Hechler and McCoy

Compensation:	Messrs. Hechler (Chair), Fox and McCoy

Nominating:	Messrs. McCoy (Chair), Fox, Hechler

Committee Meetings and Attendance

Audit Committee Meetings

The Audit Committee assists the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Board has determined that Neal J. Fox, Chairman of the Audit Committee, is an “audit committee financial expert,” as such term is defined under applicable SEC regulations. During fiscal year 2007, the Audit Committee held 12 meetings. The Audit Committee members for fiscal 2007 were Messrs. Fox (who served, and continues to serve, as the Chair), Hechler, Stec and McCoy. All Audit Committee members attended at least 75% of the total number of Audit Committee meetings held during fiscal 2007. Mr. Stec served on the Company’s Audit Committee until April 2007, when Mr. Stec was appointed interim CEO of the Company, at which time Mr. McCoy replaced Mr. Stec on the Audit Committee. For additional information, see “Report of the Audit Committee.”

Nominating Committee Meetings

The Nominating Committee identifies individuals qualified to serve as members of the Board and makes recommendations to the Board regarding the selection of nominees for election as directors of the Company. The Nominating Committee meets as often as necessary to perform its duties and responsibilities. No meetings of the Nominating Committee were held in fiscal year 2007. The current practice of the Nominating Committee is to hold its meeting in executive session without management. The Nominating Committee members for fiscal year 2007 were Messrs. McCoy (who served as the Chair), Fox and Hechler.

Compensation Committee Meetings

The Compensation Committee administers the Company’s Amended and Restated Omnibus Stock Plan (the “Omnibus Stock Plan”). The Compensation Committee also reviews and approves various other company compensation policies and matters, and reviews and approves salaries and other matters relating to compensation of our executive officers. The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee held ten meetings during fiscal 2007. The current practice of the Compensation Committee is to hold its meeting in executive session without management. The Compensation Committee members for fiscal 2007 were Messrs. Hechler (who served, and continues to serve, as Chair), Fox, McCoy and Stec. All Compensation Committee members attended at least 75% of the total number of Compensation Committee meetings held during fiscal 2007. Mr. Stec served on the Company’s Compensation Committee until April 2007, when Mr. Stec was appointed interim CEO of the Company, at which time Mr. McCoy replaced Mr. Stec on the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during 2007 were independent directors during their tenure on the committee, and none of them were our employees or former employees during their tenure. During 2007, none of our executive officers simultaneously served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board.

Role of the Compensation Committee

The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter can be accessed through the News—Corporate Governance links on the Company’s website at www.icisaacs.com. The fundamental responsibilities of the Compensation Committee are:

•	determining the compensation of the Company’s Chief Executive Officer and other executive officers as set forth in the charter;

•	assisting the Board in discharging its responsibilities related to compensation of the Company’s directors and other executive officers;

•	producing an annual report on executive compensation for inclusion in the Company’s annual meeting proxy statement in accordance with applicable SEC rules and regulations; and

•	addressing any and all compensation-related issues that may arise in light of the authority described within the charter.

In addition, the Compensation Committee makes recommendations to the Board regarding incentive compensation and equity-based incentive plans that require shareholder approval, and the Compensation Committee governs all shareholder-approved plans providing for the granting of options and other stock-based awards, as well as stock appreciation rights, phantom stock awards and performance-based awards. The plan governance role of the Compensation Committee includes the authority to adopt, administer, approve, ratify, amend, modify, review and monitor awards made under such plans. The Compensation Committee then reviews and recommends to the Board the adoption of significant benefits plans and changes to benefits plans. Finally, the Compensation Committee produces an annual report on senior executive compensation for inclusion in the Company’s annual meeting proxy statement, which is prepared in accordance with all applicable SEC rules and regulations.

Nominating Committee and Director Candidates

When a vacancy opens on the Board, the Nominating Committee makes an initial assessment of the skills and experience of the current directors in order to determine the particular skills and experience that would be desirable in a new director so as to complement and enhance the combined skills and experience of the existing Board members. The Nominating Committee will then ask Board members and others for recommendations, conduct meetings from time to time to evaluate biographical information and background material relating to potential candidates and interview selected candidates. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating Committee takes into consideration a number of factors. These factors include a prospective candidate’s understanding of, and experience regarding, manufacturing, finance and marketing. These factors, and others considered useful by the Nominating Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating Committee and of the Board may change from time to time to take into account changes in business and other trends. In determining whether to recommend a current director for re-election, the Nominating Committee considers, in addition to the basic qualifications for a new director, which are described above, the director’s past attendance at, and participation in, meetings and his or her overall contributions to the activities of the Board. During 2007, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. Stockholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials. Assuming that appropriate biographical and background materials have been provided on a timely basis, the Nominating Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it does in considering other candidates.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and officers, and persons who beneficially own more than ten percent of our common stock, to file with the SEC an initial report of ownership of our common stock on Form 3 and reports of changes in ownership of our common stock on Form 4 or Form 5, as applicable.

We believe that during fiscal 2007, all of our executive officers, directors and 10% beneficial owners filed the required reports on a timely basis under Section 16(a) with the exception of the following: Jeff Feinberg, a former 10% beneficial owner, who filed three late Form 4s; Francois Girbaud, a director and 10% beneficial owner, who filed one late Form 4; and Robert S. Stec, a director and the Company’s current Chief Executive Officer, who filed one late Form 4.

Codes of Ethics

We have adopted a Code of Ethics for Senior Financial Executives that applies to every employee or officer who holds the office of principal executive officer, principal financial officer, principal accounting officer, treasurer or controller, or any person performing similar functions. The Company also has adopted a Code of Ethics and Business Conduct that applies to each officer, director and employee of the Company and each of its subsidiaries. Our two ethics codes can be accessed through the News—Corporate Governance links on the Company’s website at www.icisaacs.com.

Communicating with Our Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate.

Stockholders can send communications by mail to Timothy J. Tumminello, acting Corporate Secretary, I.C. Isaacs & Company, Inc., 475 10th Avenue, 9th Floor, New York, NY 10018. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our acting Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed our acting Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, our acting Corporate Secretary may forward some of that correspondence elsewhere in the Company for review and possible response.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2007 Proxy Statement.

This report is provided by the following independent directors, who currently serve on the Company’s Compensation Committee:

•	Jon Hechler (Chair);

•	Neal J. Fox; and

•	John McCoy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee’s goal is to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable and competitive.

Throughout this section, Robert S. Stec, the Company’s Chief Executive Officer, and Timothy J. Tumminello, the Company’s Interim Principal Financial Officer, former Chief Executive Officer Peter J. Rizzo, former Chief Financial Officer Gregg A. Holst and former Chief Operating Officer Jesse de la Rama are referred to as the “Named Executive Officers.”

Compensation Philosophy and Objectives

The Company’s compensation policies and procedures have historically been aligned with its entrepreneurial traditions. The Company seeks to compensate its executive officers (including the Named Executive Officers) in a manner that:

•	is consistent with the Company’s conservative traditions and cost structure;

•	is sufficient to attract and retain key executives critical to the success of the Company;

•	is reflective of current performance of both the individual officer and the Company; and

•	rewards successful long-term strategic management and enhancement of stockholder values.

Components of Compensation

The Compensation Committee approves the design of, assesses the effectiveness of, and administers the executive compensation programs of, the Company in support of stockholder interests. The key elements of the Company’s executive compensation program are base salary, annual incentives and long-term incentives. These key elements are addressed separately below. In determining each component of compensation, the Compensation Committee considers all elements of an executive’s total compensation package. The Compensation Committee seeks to achieve the proper balance between cash and stock-based compensation in order to provide our executives with incentives for performance in both the short and long term.

Base Salary

Base pay is a critical element of executive compensation, because it provides executives with a base level of monthly income and with immediately realizable rewards for performance on an annual basis. The Compensation Committee regularly reviews each Named Executive Officer’s base salary. Base salaries are not necessarily compared to those of executives at other institutions, although market rates for comparable executives with comparable responsibilities are considered in some cases. Base salaries may be adjusted by the Compensation Committee to recognize varying levels of responsibility, experience, breadth of knowledge, internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance, which is evaluated based on sustained levels of individual contribution to the Company.

As stipulated in his employment agreement, which was extended on May 9, 2008, the base salary of Robert S. Stec, Chief Executive Officer, for 2007 and 2008 is $660,000 per year and $700,000 beginning in January 2009. In consideration of the various factors described above, and in connection with the additional duties assumed in December 2007, Mr. Tumminello’s base salary was increased from $150,000 to $175,000 in April 2008.

Annual Incentives

The Company has adopted for its executives, whose activities are directly related to profitability, an annual incentive compensation philosophy that is “bottom line” oriented. Since 2003, the employment agreements that the Company has entered into with its senior operating executives have contained significant cash bonus incentives that have been tied to the following pre-determined annual performance goals:

•	earnings before interest and taxes (“EBIT”);

•	cash provided by operating activities; and

•	inventory turns, which is a measure of the level of efficiency employed by the Company in matching its annual purchases of inventory to the annual sales of merchandise to its customers.

Under the terms of his employment agreement, Mr. Stec can earn an incentive cash bonus if the Company achieves certain performance targets, which are established by the Compensation Committee in consultation with management. The amount of such bonus, if any, is determined pursuant to a formula based on the Company’s performance as measured against targets for EBIT, cash flow and inventory turns.

Pursuant to the terms of his employment agreement, Mr. Stec is entitled to receive an annual performance bonus as follows:

•	50% of base salary for meeting the budgeted financial targets for each year;

•	25% of base salary for meeting 80% of the budgeted financial targets for each year; and

•	150% of base salary for meeting 300% of the budgeted financial targets for each year.

Pursuant to the terms of his employment agreement, Mr. Stec received a sign-on bonus for fiscal year 2007 of $150,000, of which $75,000 will offset the first $75,000 of the first annual performance bonus to be received. Except for Mr. Stec’s sign-on bonus of $150,000 and Mr. Rizzo’s guaranteed bonus of $175,000 for 2006, the Named Executive Officers did not receive a bonus in 2007.

Long-Term Incentives

The Compensation Committee believes that equity compensation is the most effective means of creating a long-term link between the compensation provided to officers and other key management personnel, with gains realized by the shareholders. The Compensation Committee has elected to use stock options or other equity instruments, such as restricted stock, to provide our executives with incentives for performance in the long term. All stock options incorporate the following features:

•	the term of the grant does not exceed ten years;

•	the grant price is not less than the market price on the date of grant;

•	grants do not include “reload” provisions; and

•	options generally vest after two to three years or ratably over two to three years beginning with the first anniversary of the date of grant.

We continue to use stock options as a long-term incentive vehicle because:

•	stock options align the interests of executives with those of the shareholders, support a pay-for- performance culture, foster employee stock ownership and focus the management team on increasing value for the shareholders;

•	stock options are performance-based (all the value received by the recipient from a stock option is based on the growth of the stock price above the option price); and

•	the vesting period encourages executive retention and the preservation of shareholder value.

In determining the number of options to be granted to our executive officers, we take into account the individual’s position, scope of responsibility, ability to affect profits and shareholder value, the individual’s historic and recent performance and the value of stock options in relation to other elements of total compensation.

In keeping with the Company’s commitment to provide a total compensation package that includes at-risk components of pay, long-term incentive compensation comprises a significant portion of an executive’s total compensation package. When awarding long-term grants, the Compensation Committee considers an executive’s level of responsibility, prior compensation experience, historical award data and individual performance criteria.

Stock options are granted at an option price equal to the fair market value of our common stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates. This design focuses executives on the creation of stockholder value over the long term. The size of a stock option grant is based on competitive practice, individual performance factors and historical award data. Restricted stock units are issued at no cost to the recipient and will vest at various times on the grant date (usually at the first, second and third anniversary of the grant date). On the third anniversary of each grant date, the Company will issue to each participant the number of shares of the Company’s common stock in which the participant has vested.

On April 4, 2007, Mr. Stec was granted 75,000 stock options at a strike price of $1.33 per option, with a two-year term and one year vesting period. Prior to assuming the duties as the Interim Principal Financial Officer, Mr. Tumminello was granted 7,500 restricted stock units on August 24, 2007 with a three-year term and ratable vesting period.

Other Compensation

We provide our Named Executive Officers with other benefits, reflected in the “All Other Compensation” column in the “Summary Compensation Table” of the “Executive Compensation” section, that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation program. Our Named Executive Officers are also eligible under the same benefit plans as all other salaried employees for medical, dental, and long-term disability insurance and are eligible for paid time off and paid holidays. These benefits are intended to be competitive with benefits offered in our industry. We believe that these benefits generally allow our executives to work more efficiently. The costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation and include premiums paid on life insurance policies and supplemental health insurance policies.

Management’s Role in the Compensation-Setting Process

Management does not play a significant role in the compensation-setting process for executive officers. To date, compensation for our executive officers has been determined by the Compensation Committee at the time of each executive’s hiring and then again when such executive’s employment agreement expires. Other than in connection with negotiations involved in the entry into an employment agreement or a renewal thereof, management’s role has been limited to presenting an annual budget, which is used by the Compensation Committee to set annual performance targets for use in determining whether incentive cash bonuses are to be paid.

Role of the Compensation Consultant

Neither the Company nor the Compensation Committee has any ongoing contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of executive or director compensation. In the future, either the Company or the Compensation Committee may engage or seek the advice of compensation consultants if deemed necessary.

Summary Compensation Table

The following table sets forth the compensation of our Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries during the fiscal year ended December 31, 2007:

Name & Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Robert S. Stec Chief Executive Officer	2007	$495,000	$150,000	$21,821	$5,513	$672,334
Timothy J. Tumminello Interim Principal Financial Officer	2007	$126,539	$ —	$20,035	$ —	$146,574
Peter J. Rizzo Former Chief Executive Officer	2007	$560,692	$175,000 (1)	$50,854	$7,350	$793,896
Gregg A. Holst Former Chief Financial Officer	2006	$317,308	$96,250	$44,462	$3,675	$461,695
Jesse de la Rama Former Chief Operating Officer	2006	$290,867	$ —	$55,464	$3,062	$349,393

(1)
Pursuant to the terms of his employment agreement, Peter J. Rizzo was entitled to receive a cash bonus equal to the higher of $175,000 and the amount calculated based on the Company’s performance relative to pre-determined performance targets.

(2)
The amounts in this column reflect the compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123(R), of portions of options awards and restricted stock units granted in and prior to 2007 that vested during 2007. The Company values the compensation expense of these options using the Black-Scholes option-pricing model. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executives.

(3)
Pursuant to the terms of his employment agreement, the Company paid for Mr. Stec’s, Mr. Rizzo’s, Mr. Holst’s and Mr. de la Rama’s supplemental medical reimbursement policy and their supplemental life insurance policy. The cost of such benefits paid by the Company for each did not exceed $10,000.

The Company’s compensation program for named executive officers includes the following components:

•	base salary;

•	bonus incentives;

•	stock option awards;

•	pension; and

•	supplemental insurance.

The structure of each of these components, as reported in the Summary Compensation Table, is described below.

Salary. Base salaries are used to compensate our executives in accordance with their position in the Company and their level of responsibility. Each of our Named Executive Officers has an employment agreement that defines a minimum annual salary for the executive, as described in greater detail in the “Employment Contracts and Termination of Employment” subsection of this “Executive Compensation” section.

Bonus Incentives. Payment of incentive compensation provisions are based upon the Company’s achievement of pre-determined earnings, cash flow and inventory turns targets, subject to guaranteed annual minimum amounts of $175,000 for Mr. Rizzo. The maximum annual amount payable under the bonus incentives for Mr. Stec is $990,000.

Stock Option and Restricted Stock Unit Grants. Under the Company’s Omnibus Stock Plan, the Company may grant qualified and nonqualified stock options, stock appreciation rights, restricted stock or performance awards, payable in cash or shares of common stock, to selected employees. The 2007 Stock Incentive Plan allows the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and performance shares. Mr. Stec and Mr. Holst were granted 75,000 and 50,000 stock options, respectively, during 2007. Mr. Tumminello was awarded 7,500 restricted stock units during 2007.

Pension Plan. Until December 31, 2006, the Company sponsored a defined benefit pension plan that covered substantially all employees with more than one year of service. The Company’s policy is to fund pension costs accrued. Contributions to the plan reflect benefits attributed to employees’ service to date, as well as service expected to be completed in the future. The benefits are based on the number of years of service and the employee’s compensation during the three consecutive years of service prior to, or including, the year of termination of employment. In February 2007, the Company suspended the pension plan effective December 31, 2006. Therefore, no additional benefits for service will accrue after that date.

Supplemental Insurance. The Company offers a medical reimbursement plan that covers most out-of-pocket expenses created by exclusions, limitations, reductions and cutbacks in primary health plans and ancillary (e.g., dental) plans.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information covering stock options held by the Named Executive Officers:

Options Awards
Name	Number of Securities Underlying Unexercised Awards (#) Exercisable	Number of Securities Underlying Unexercised Awards (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Award Exercise Price ($)	Award Expiration Date
Robert S. Stec Chief Executive Officer	75,000(1) 30,000(2) 15,000(3) 15,000(3)	— — — —	— — — —	$1.33 $0.58 $5.60 $5.80	4/4/2009 12/19/2012 6/28/2015 6/28/2016
Timothy J. Tumminello Interim Principal Financial Officer	20,000(4) 7,500(5)	13,333 7,500	— —	$4.40 $0.00	12/1/2011 Date shares to be issued 8/24/2010
Peter Rizzo Chief Executive Officer	412,700(6) 100,000(7)	—	—	$0.95 $3.10	4/7/2008 4/7/2008
Gregg Holst Former Chief Financial Officer	33,333(8) 25,000(9) 25,000(9)	— — —	— — —	$4.40 $1.26 $1.40	12/3/2008 12/3/2008 12/3/2008
Jesse de la Rama Chief Operating Officer	50,000(11) 25,000(10)	— —	— —	$6.00 $0.87	2/28/2009 2/28/2009

(1)	On April 4, 2007, the Company granted Mr. Stec an option to purchase 75,000 shares of our common stock. These options vested on April 4, 2008.

(2)	In December 2002, the Company granted Mr. Stec an option to purchase 30,000 shares of our common stock for services rendered as a Company Director. These options vested in December 2004.

(3)
In June 2005 and again in June 2006, the Company granted Mr. Stec options to purchase 15,000 shares each of our common stock for services rendered as a Company Director. These options vested on the grant date.

(4)	On December 20, 2006, the Company granted Mr. Tumminello options to purchase 20,000 shares each of our common stock. These options vest ratably on the 1st, 2nd and 3rd anniversaries of the grant date.

(5)
On August 24th, 2007, Mr. Tumminello was awarded 7,500 restricted stock units. These units vest ratably on the 1st, 2nd and 3rd anniversaries of the grant date and the vested shares will be issued to Mr. Tumminello on August 24, 2010.

(6)
On December 9, 2003, the Company granted Mr. Rizzo an option to purchase 500,000 shares of our common stock, with an expiration date of December 8, 2008. Mr. Rizzo exercised 21,500 options in 2005 and 65,800 options in 2006. On April 5, 2007, Mr. Rizzo resigned as CEO of the Company and pursuant to his separation agreement with the Company, Mr. Rizzo had until April 5, 2008 to exercise the 412,700 outstanding options. These options were not exercised and had expired as of April 5, 2008.

(7)
On October 14, 2004, the Company granted Mr. Rizzo an option to purchase 100,000 shares of our common stock, with a vesting date of October 14, 2007 and an expiration date of October 14, 2014. On April 5, 2007, Mr. Rizzo resigned as CEO of the Company and pursuant to the separation agreement between him and the Company, 100,000 options became fully vested. Mr. Rizzo had until April 5, 2008 to exercise these options. These options were not exercised and had expired as of April 5, 2008.

(8)
On December 27, 2005, the Company granted Mr. Holst an option to purchase 100,000 shares of our common stock. One-third of these options vested on December 27, 2006. On December 3, 2007, Mr. Holst resigned as CFO of the Company and pursuant to the separation agreement between him and the Company, 66,667 unvested options were forfeited and Mr. Holst has until December 3, 2008 to exercise the 33,333 vested options.

(9)
On May 1, 2007 and again on May 3, 2007, the Company granted Mr. Holst options to purchase 25,000 shares of our common stock. On December 3, 2007, Mr. Holst resigned as CFO of the Company and pursuant to the separation agreement between him and the Company, these options vested and Mr. Holst has until December 3, 2008 to exercise the options.

(10)
On March 1, 2004, the Company granted Mr. de la Rama an option to purchase 25,000 shares of our common stock. These options vested ratably on each of March 1, 2005, 2006 and 2007. On May 9, 2007, Mr. de la Rama resigned as COO of the Company and, pursuant to the separation agreement between him and the Company, Mr. de la Rama has until February 28, 2009 to exercise the options.

(11)
February 10, 2005, the Company granted Mr. de la Rama an option to purchase 75,000 shares of our common stock. One-third of these options vested on February 10, 2006 and one-third vested on February 10, 2007. On May 9, 2007, Mr. de la Rama resigned as COO of the Company and pursuant to the separation agreement between him and the Company, 25,000 of the unvested options were forfeited and Mr. de la Rama has until February 28, 2009 to exercise the options.

Under the Company’s Omnibus Stock Plan, the Company may grant qualified and non-qualified stock options, stock appreciation rights, restricted stock or performance awards, payable in cash or shares of common stock, to selected employees.

Option Exercises

No options or restricted stock units were exercised during 2007.

Pension Benefits

The following table sets forth information regarding pension benefits held by the Named Executive Officers:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Timothy J. Tumminello Interim Principal Financial Officer	I.C. Isaacs Pension Plan	10	$30,983	$—

Until December 31, 2006, the Company sponsored a defined benefit pension plan that covered substantially all employees with more than one year of service. The Company’s policy is to fund pension costs accrued. Contributions to the plan reflect benefits attributed to employees’ service to date, as well as service expected to be completed in the future. The benefits are based on the number of years of service and the employee’s compensation during the three consecutive years of service prior to or including the year of termination of employment. Actuarial assumptions used in the calculation of benefits include the use of the 1983 Group Annuity Mortality tables (blended 50% males and 50% females) and an interest rate of 5.75%. In February 2007, the Company suspended the pension plan effective December 31, 2006. Therefore, no additional benefits for service will accrue after that date.

Due to their resignations in 2007, Mr. Rizzo, Mr. Holst and Mr. de la Rama will not accumulate the necessary minimum vesting required to receive benefits under the pension plan.

Employment Contracts and Termination of Employment

Robert S. Stec

On April 19, 2007, the Company and Mr. Stec entered into an employment agreement, effective as of April 5, 2007, with a term continuing through April 4, 2008. The term of the employment agreement was extended on November 13, 2007 to December 31, 2009 and extended again on May 5, 2008 to December 31, 2011.

Under Mr. Stec’s employment agreement, as amended, he is entitled to an annual base compensation of $660,000 through December 2008 and $700,000 beginning in January 2009. In addition to base salary, Mr. Stec received an option to purchase 75,000 shares of the Company’s common stock, subject to the Company’s Omnibus Stock Plan, filed with the SEC on August 14, 2003 as Exhibit 4.04 to Form 10-Q, and subject to an Amended and Restated Omnibus Stock Plan Nonstatutory Stock Option Grant Agreement, entered into on April 19, 2007 between the Company and Mr. Stec and filed with the SEC on Current Report 8-K/A on April 25, 2007 as Exhibit A to Exhibit 10.1.

If Mr. Stec’s employment is terminated for any reason after April 4, 2008, Mr. Stec will be entitled to the following: (i) any accrued but unpaid base compensation through the date of termination; (ii) any vacation accrued to the date of termination; and (iii) any accrued but unpaid expenses through the date of termination. In addition, if Mr. Stec’s employment is terminated without cause or if Mr. Stec terminates the Employment Agreement for good reason, Mr. Stec will also be entitled to continued payment of his base compensation for one month after the date of termination.

Jesse de la Rama (See “Departure of Former Chief Operating Officer, Jesse de la Rama” under Severance Agreements)

Jesse de la Rama was employed by the Company’s subsidiary, I.C. Isaacs & Company, LP (the “LP”), pursuant to an employment agreement dated March 1, 2004, which was amended and effective beginning December 6, 2004. That agreement, as amended, provided:

•
for an initial term that ended on February 28, 2006 and for automatic one-year renewals of the agreement unless either party gave notice of its non-renewal no later than December 31, 2005 or December 31 of the then-current renewal year;

•	for payment of an annual base salary of $250,000 and incentive compensation provisions that were based upon the achievement of pre-determined earnings, cash flow and inventory turns targets;

•
for the issuance under the Omnibus Stock Plan of a five-year option to purchase 25,000 shares of common stock at an exercise price of $.86 per share, which vested ratably on March 1, 2005, 2006 and 2007;

•
for the issuance under the Omnibus Stock Plan of a ten-year option to purchase 75,000 shares of common stock at an exercise price of $6.00 per share, which vested ratably on February 10, 2006, 2007 and 2008; and

•	that, in the event that Mr. de la Rama’s employment was terminated without cause or due to a change of control of the Company, he would receive 12 months’ severance.

Mr. de la Rama’s base salary increased to $275,000 effective January 1, 2006. The maximum amount of incentive compensation that Mr. de la Rama could have earned in 2007 and may earn in any renewal year under his employment agreement, as amended, was $175,000.

Gregg A. Holst (See “Departure of Former Chief Financial Officer, Gregg A. Holst” under Severance Agreements)

Gregg A. Holst, the Company’s former Chief Financial Officer, was employed by the LP, pursuant to an employment agreement dated December 19, 2005. That agreement provided:

•
for an initial term that would end on December 31, 2008, and for automatic one-year renewals of the agreement unless either party gave notice of its non-renewal no later than June 30, 2008 or June 30 of the then-current renewal year;

•
for payment of an annual base salary of $275,000, a signing bonus of $50,000, which was paid in January 2006, and incentive compensation provisions, subject to a guaranteed minimum in 2006 of $96,250, that was based upon the achievement of pre-determined earnings, cash flow and inventory turns targets;

•
for the issuance under the Omnibus Stock Plan of a five-year option to purchase 100,000 shares of common stock at an exercise price of $4.40 per share, which will vested ratably on December 27, 2006, 2007 and 2008; and

•
that, in the event that Mr. Holst’s employment was terminated without cause, or due to his death or disability, or if he resigned for a good reason, as that term is defined in his employment agreement, he would receive severance payments in the aggregate amount of his base salary, as was in effect on the date of termination.

The maximum amount of incentive compensation that Mr. Holst could have earned in 2006 and may earn in any renewal year was $192,500.

Peter J. Rizzo (See “Departure of Former Chief Executive Officer, Peter J. Rizzo” under Severance Agreements)

Peter J. Rizzo, the Company’s former Chief Executive Officer, was employed by the LP, pursuant to an employment agreement, dated December 9, 2003, and amended on October 13, 2004. The employment agreement, as amended, provided:

•	for payment of an annual base salary of $500,000 during the initial term of the employment agreement, increasing by 10% per year during each one-year renewal term;

•
for payment of incentive compensation provisions, subject to a guaranteed annual minimum amount of $175,000, that was based upon the Company’s achievement of pre-determined earnings, cash flow and inventory turns targets;

•
for the issuance under the Omnibus Stock Plan of a five-year option to purchase 500,000 shares of common stock at an exercise price of $0.95 per share, which vested ratably on December 9, 2004 and December 9, 2005;

•	for the issuance under the Omnibus Stock Plan of a ten-year option to purchase up to 100,000 shares of common stock at an exercise price of $3.10 per share on or after December 9, 2007;

•
that, if (a) Mr. Rizzo is not appointed as Chairman of the Board or he is removed from that position, (b) his duties as CEO are materially adversely changed or reduced, (c) his employment is terminated by the LP without cause or if, as a result of the occurrence of any of the events described in clauses (a) or (b), he resigns, he will be entitled to receive the following severance benefits:

•
if such termination occurs on or before December 31, 2006, he will be entitled to receive severance in an aggregate amount equal to 1.5 times his base salary and incentive compensation for the immediately preceding year (a minimum of $937,500 and up to as much as $1,275,000);

•
if such termination occurs after December 31, 2006, he will be entitled to receive severance in an aggregate amount equal to his base salary plus a pro-rata portion of any incentive compensation that otherwise would have become due and payable to him if his employment had not been terminated prior to the end of the year (a minimum of $675,000 and up to as much as $850,000); and

•	all unvested options granted to Mr. Rizzo under the Omnibus Stock Plan will immediately vest in full and will be exercisable by him for a period of one year after his employment is terminated.

The maximum amount of incentive compensation that Mr. Rizzo could have earned in any year of the initial term and any renewal year under his employment agreement was $350,000.

Mr. Rizzo’s employment agreement was terminated upon his resignation, effective April 5, 2007.

Potential Payments upon Termination or Change of Control

Executive Employment Agreements

The employment agreement between the Company and Mr. Stec provides that upon termination (including termination by reason of non-renewal, death or disability) by the Company without cause (as defined in the respective employment agreement), Mr. Stec will be entitled to a severance payment equal to the amount of such executive’s then-current base salary. In addition, Mr. Stec will be entitled to receive a pro-rata portion of any bonus, through the date of termination, that would otherwise become due and payable the year the termination occurs. In these circumstances, he is also entitled to continued participation in all of the Company’s benefit plans, programs, arrangements and practices (excluding the option plan and any pension, 401(k), or similar retirement income or profit sharing plans) for a benefit period of one year. In addition, Mr. Stec’s employment agreement provides that if he is terminated by the Company without cause or if he terminates his employment for good reason on or before the end of the agreement, the Company will pay him an amount equal to one and one-half times the annual compensation and the benefit period during which he would be entitled to continue to participate in the Company’s benefit plans, programs and arrangements would be increased to 18 months.

The employment agreement between the Company and Mr. Stec provides that if his employment is terminated other than for cause by the Company within 90 days prior to a change of control (as defined below), other than for cause by the Company (or a successor entity) at any time after a change of control, or as a result of the executive’s resignation within 60 days after a change of control, Mr. Stec will be entitled to a severance payment equal to the amount of his then-current base salary. In addition, pursuant to his employment agreement, Mr. Stec would be entitled to receive a pro rata portion of any bonus, through the date of termination, for the year the termination occurs.

Under these agreements, change of control is defined generally as the acquisition of more than 50% of the voting power of the Company by any person or group other than François Girbaud, Marithé Bachellerie and/or any of their affiliates; any merger or similar transaction in which holders of our voting stock do not hold at least 51% of the voting stock of the surviving entity; any sale, merger, dissolution or other disposition of the Company; the sale or other disposition of all or substantially all of our assets; or a change in the composition of the Company’s Board of Directors occurring within a two-year period, as a result of which a majority of the members of the Board are no longer “continuing directors” (defined below) or any other directors whose elections or nominations were supported by a majority of “continuing directors.” In connection with the change of control resulting from the May 9, 2008 definitive agreements entered into between the Company and certain shareholders and directors (see “Security Ownership of Certain Beneficial Owners and Management”),  Mr. Stec’s employment agreement was extended on May 9, 2008 through December 2011.

In the event that Mr. Stec’s employment with the Company is terminated other than for cause or due to his death or disability, any unexercised portion of the options that were vested as of the date of termination of employment may be exercised in whole or in part at any time within the 90-day period following his termination of employment, but not later than the expiration date of the options. In the event that Mr. Stec’s employment with the Company is terminated for cause, the options shall terminate on the date of his termination with respect to all shares not purchased prior to his termination. In the event that Mr. Stec ceases, by reason of disability, to be an employee of the Company, any unexercised portion of the options may be exercised in whole or in part at any time within one year after the date of his termination, but not later than the expiration date of the options. Upon Mr. Stec’s death, his executor may exercise all or any part of the outstanding options within one year after his death, but not later than the expiration date of the options.

Pursuant to a Mr. Tumminello’s employment letter dated December 6, 2004, his employment can be terminated upon two weeks notice at any time by either party by written notice of termination. In the event that the Company terminates Mr. Tumminello’s employment for any reason other than for cause, he will be entitled to receive a minimum of 6 months severance.

Severance Agreements

Departure of Former Chief Executive Officer, Peter J. Rizzo

On April 5, 2007, Peter J. Rizzo resigned from his positions as Chief Executive Officer, Chairman of the Board and as a director of the Company. In connection with his resignation and execution of a separation agreement, the Company agreed that Mr. Rizzo would receive the following payments and benefits: (i) severance of $550,000, which equals his 2006 base salary; (ii) a bonus of $45,547.75, which equals a pro rata portion of his 2007 bonus for work performed in his capacity as Chief Executive Officer during 2007; and (iii) if Mr. Rizzo timely elects to continue medical and/or dental insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company would provide such coverage without charge to Mr. Rizzo for a period of one year after the date of his resignation and, alternatively, Mr. Rizzo would have the continued ability to participate in the Company’s plans in which he participated immediately prior to his resignation, but that are not covered by COBRA, so long as such coverage was available under such plans in accordance with applicable law. In addition, during the one-year period following the date of his resignation, Mr. Rizzo could exercise any portion of option grants that were fully vested on the date of his resignation. Mr. Rizzo agreed to be bound by customary confidentiality and non-solicitation covenants, to provide reasonable litigation assistance to the Company. He also agreed to execute a release of claims in favor of the Company.

Departure of Former Chief Operating Officer, Jesse de la Rama

On May 9, 2007, Jesse de la Rama resigned from his position as Chief Operating Officer of the Company. In connection with his resignation and execution of a separation agreement, the Company agreed that Mr. de la Rama would receive the following payments and benefits: (i) severance of $225,000 and (ii) if Mr. de la Rama timely elects to continue medical and/or dental insurance coverage pursuant to COBRA, the Company will provide such coverage without charge to Mr. de la Rama for a period of ten months after the date of his resignation. In addition, during the period following the date of his resignation until February 28, 2009, Mr. de la Rama may exercise any option grants that were fully vested on the date of his resignation. Mr. de la Rama has agreed to be bound by customary confidentiality and non-solicitation covenants, to provide reasonable litigation assistance to the Company. He has also agreed to execute a release of claims in favor of the Company.

Departure of Former Chief Financial Officer, Gregg A. Holst

On December 3, 2007, Gregg A. Holst resigned from his position as Chief Operating Officer of the Company. In connection with his resignation and execution of a separation agreement, the Company agreed that Mr. Holst would receive the following payments and benefits: (i) severance of $350,000 and (ii) if Mr. Holst timely elects to continue medical and/or dental insurance coverage pursuant to COBRA, the Company will provide such coverage without charge to Mr. Holst for a period of one year after the date of his resignation. In addition, during the period of one year following the date of his resignation Mr. Holst may exercise any option grants that were fully vested, or became vested, on the date of his resignation. Mr. Holst has agreed to be bound by customary confidentiality and non-solicitation covenants, to provide reasonable litigation assistance to the Company. He has also agreed to execute a release of claims in favor of the Company.

The table below sets forth the payments and other benefits (excluding option grants, discussed below) that would be provided to each of the named executive officers (other then Messrs. Rizzo, Holst and de la Rama who are no longer employees) upon termination of employment of each by the Company without cause (or, in the case of Mr. Stec, for good reason), in connection with a change of control, and death or disability, as described more fully above. For purposes of the calculations in the table below, we have assumed a termination as of the end of the day on December 31, 2007. Messrs. Rizzo, de la Rama and Holst are not included in this table because they resigned in April, May and December respectively.

Executive Severance Payments

Name	Cash Severance Payments upon Termination by Executive for Good Reason or by Company Without Cause	Cash Severance Payments upon Termination by Executive or by Company Without Cause Following Change of Control	Estimated Present Value of Continued Benefits Following Termination by Executive for Good Reason or by Company Without Cause (1)	Cash Severance Payments upon Death or Disability	Estimated Present Value of Continued Benefits Following Death or Disability
Robert S. Stec	$1,010,000	$1,010,000	$11,070 (2)	$1,651,667	$11,070
Timothy J. Tumminello	$ 87,500	$ —	$ —	$ —	$ —

(1)	Assumes a discount rate of 6% per annum.

(2)
For a benefit period of twelve months, Mr. Stec is entitled to medical, dental and insurance coverage substantially identical to the coverage in place prior to termination. This amount assumes circumstances that would provide the maximum benefit (i.e., disability of the executive and continued coverage for all current dependents).

Under his employment agreement, Mr. Stec has agreed to protect the Company’s confidential information during the term of employment and for one year after termination.

Accelerated Vesting of Options upon Change of Control or Termination

Under the terms of the option grant agreements between the Company and its named executive officers, the unvested portion of any option grant shall immediately vest upon the earlier of (a) the officer’s termination of employment or consulting relationship with the Company or its affiliates due to disability or death or (b) a change of control that occurs while the executive is employed by, or in a consulting relationship with, the Company or its affiliates.

The table below sets forth the value of the accelerated vesting of options under the following sets of circumstances: change of control and death or disability. In each set of circumstances specified in the table below, we have assumed a termination or change of control as of the end of the day on December 31, 2008.

Name	Change of Control	Termination on Account of Death or Disability
Robert S. Stec	$15,506 (1)	$15,506
Timothy J. Tumminello	$56,045 (2)	$56,045

(1)
On April 4, 2007, the Company granted Mr. Stec an option to purchase 75,000 shares of our common stock. These options vested on April 4, 2008. The Company values the compensation expense of these options using the Black-Scholes option-pricing model. The assumptions used in the valuation were an expected life of 1 year, risk-free interest rate of 4.92% and volatility of 110%. Using these assumptions, each grant was valued at $0.405.

(2)
On December 20, 2006, the Company granted Mr. Tumminello options to purchase 20,000 shares each of our common stock. These options vest ratably on the 1st, 2nd and 3rd anniversaries of the grant date. The Company values the compensation expense of these options using the Black-Scholes option-pricing model. The assumptions used in the valuation were an expected life of 3 years, risk free interest rate of 4.40% and volatility of 110%. Using these assumptions, each grant was valued at $3.309. On August 24th, 2007, Mr. Tumminello was granted 7,500 restricted stock units. These units vest ratably on the 1st, 2nd and 3rd anniversaries of the grant date and the vested shares will be issued to Mr. Tumminello on August 24, 2010. The Company values the compensation expense of these restricted stock units at the fair market value of the stock on the date of grant at $1.20.

The following table presents the compensation paid to our outside directors in respect of fiscal year 2007 for their services as directors. Messrs. Mitchell Jacobson and David Sandler are employees of the Company and serve as directors of the Company (but are not members of any committees). The Company’s policy is not to pay director compensation to directors who are also employees of the Company.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Options Awards ($)(5)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Neal J. Fox	$59,750(1)	—	$24,620(6)	—	—	—	$84,370
Jon Hechler	31,000(2)	—	13,083	—	—	—	44,083
Olivier Bachellerie	14,500(3)	—	13,083	—	—	—	27,583
Robert S. Stec	25,750(4)	—	—	—	—	—	25,750
René Faltz	12,250 (3)	—	13,083	—	—	—	25,333
François Girbaud	13,750(3)	—	13,083	—	—	—	26,833
John McCoy	24,250(3)	—	13,083	—	—	—	37,333
Total	$181,250	—	$90,035	—	—	—	$271,285

(1)
Mr. Fox was paid $33,250 for his services as a non-employee director of the Company, assuming the Chairman of the Board duties in April 2008 ($28,750 retainer and $750 for attending each of 6 Board Meetings in 2007), $19,000 for his services as Chairman of the Audit Committee ($10,000 retainer and $750 for attending each of 12 Audit Committee Meetings in 2007), $7,500 for his services as a member of the Compensation Committee ($750 for attending each of 10 Compensation Committee Meetings).

(2)
Mr. Hechler was paid $14,250 for his services as a non-employee director of the Company ($10,000 retainer and $750 for attending each of 6 Board Meetings in 2007), $9,000 for his services as a member of the Audit Committee ($750 for attending each of 12 Audit Committee Meetings in 2007), $7,500 for his services as the Chairman of the Compensation Committee ($750 for attending each of 10 Compensation Committee Meetings).

(3)	This Director was paid for his services as a non-employee director of the Company ($10,000 retainer and $750 for each Board Meeting attended in 2007).

(4)
Mr. Stec was paid $12,250 for his services as a non-employee director of the Company ($10,000 retainer and $750 for attending each of 6 Board Meetings in 2007), $6,000 for his services as a member of the Audit Committee ($750 for attending each of 6 Audit Committee Meetings in 2007 prior to assuming the duties as the Company’s CEO in April 2007), $2,250 for his services as a member of the Compensation Committee ($750 for attending each of 3 Compensation Committee Meetings prior to assuming the duties as the Company’s CEO in April 2007).

(5)
On May 30, 2007, each non-employee director was granted 15,000 options under the Company’s Non-Employee Directors Stock Option Plan with a strike price of $1.07 each. The Company values the compensation expense of these options using the Black-Scholes option-pricing model. The assumptions used in the valuation were an expected life of 5 years, risk-free interest rate of 4.83% and volatility of 110%. Using these assumptions, each grant was valued at $0.872 each.

(6)
On December 19, 2007, Mr. Fox was granted 25,000 options under the Company’s Non-Employee Directors Stock Option Plan with a strike price of $0.30 each. The Company values the compensation expense of these options using the Black-Scholes option-pricing model. The assumptions used in the valuation were an expected life of 5 years, risk-free interest rate of 3.46% and volatility of 110%. Using these assumptions, each grant was valued at $0.461 each.

Non-Employee Director Compensation

Compensation Arrangements for Fiscal Years 2007 and 2008

Directors who are employed by us or any of our subsidiaries receive no compensation for serving on the Board. Directors who are not so employed (the “Outside Directors”) receive an annual retainer fee of $10,000 for their services and attendance fees of $750 per Board or Committee meeting attended. The Chairman of the Audit Committee receives an additional $10,000 for the services he renders in that capacity. All directors are reimbursed for expenses incurred in connection with attendance at Board or Committee meetings. In addition, Outside Directors are eligible to participate in the 2005 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”), filed with the SEC on Form S-2/A on November 18, 2005. In 2002, our Outside Directors were awarded nonqualified stock options to purchase an aggregate of 210,000 shares of common stock at an exercise price of $0.58 per share. Those options vested in December 2004. In 2005, our Outside Directors were awarded fully vested nonqualified stock options under the Directors’ Plan to purchase an aggregate of 120,000 shares of common stock at an exercise price of $5.60 per share. In 2006, each Outside Director was awarded nonqualified stock options to purchase 15,000 shares of common stock at an exercise price of $5.80. In 2007, each Outside Director was awarded nonqualified stock options to purchase 15,000 shares of common stock at an exercise price of $1.07. On December 19, 2007, Mr. Fox was granted 25,000 options under the Company’s Non-Employee Directors Stock Option Plan with a strike price of $0.30 each.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information concerning the Company’s common stock ownership as of June 17, 2008 by (i) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock (including any options to acquire such common stock exercisable within 60 days of June 17, 2008), (ii) the Company’s Chief Executive Officer, Chief Financial Officer and each of its other Named Executive Officers, (iii) each director, and (iv) all of the Company’s directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned
	Number	(2)	Percentage
Wurzburg Holding S.A. (3)
François Girbaud (5)
Olivier Bachellerie (7)
René Faltz (8)
Freedom Capital Partners Limited (9)
Ernest K. Jacquet (11)
PAR Investment Partners L.P. (12)
Robert Stephen Stec (14)
Jon Hechler
Neal J. Fox
John McCoy II (18)
Timothy J. Tumminello
Laurent Frerebaut (21)
	23,874,367 23,919,367 2,575,000 2,575,000 1,831,750 1,831,750 1,459,900 635,000 234,081 122,000 45,000 6,667 0	(4) (6) (10) (10) (13) (15) (16) (17) (19) (20)	63.9 64.0 6.9 6.9 4.9 4.9 3.9 1.7 * * * * *
All Officers and Directors as a Group (10)	31,943,865		84.6

*	Represents less than one percent of the outstanding shares of common stock.

(1)	All shares are owned beneficially and of record unless otherwise indicated. Unless otherwise noted, the address of each stockholder is c/o the Company, 475 10th Avenue, 9th Floor, New York, NY 10018.

(2)	Based on 37,388,618 shares outstanding on June 17, 2008.

(3)	The address of Wurzburg Holding S.A. is 41, Avenue de la Gare, L-1611 Luxembourg.

(4)	Includes 23,291,867 shares owned beneficially and of record by Wurzburg Holding S.A.’s wholly-owned subsidiary, Textile Investment International, S.A.

(5)	Mr. Girbaud’s address is 8 Rue Du Centre, Vevey, Switzerland.

(6)
Includes all of the shares owned or controlled by Wurzburg, as to which Mr. Girbaud, as a controlling shareholder thereof, is deemed to possess all rights regarding the voting and disposition thereof. Also includes 45,000 shares that Mr. Girbaud may acquire pursuant to an option exercisable by him within 60 days of the date of this report.

(7)	Mr. Bachellerie’s address is 94 Rue Louis Blanc, 75009 Paris, France.

(8)	Mr. Faltz’s address is 41 Avenue de la Gare, Luxembourg, L-1611.

(9)	The address of Freedom Capital Partners Limited is c/o Logica SA, P.O. Box 361, Rue Voltaire, 1211 Geneva 13, Switzerland.

(10)
Based on information set forth in a Schedule 13D/A, filed with the SEC on December 27, 2007, by Freedom Capital Partners Limited and by Ernest K. Jacquet and Staffan Ahrenberg reporting shared power to vote or direct the vote of, and shared power to dispose or direct the disposition of, 1,729,750 shares.

(11)	Mr. Jacquet’s address is c/o Parthenon Capital, 265 Franklin Street, Boston, Massachusetts 02110.

(12)	The address of PAR Investment Group Management Inc. is One International Place, Suite 2401, Boston, MA, 02110.

(13)
Based on information set forth in Schedule 13G/A, filed with the SEC on January 4, 2008, by PAR Investment Group Management Inc. reporting sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of, 1,459,900 shares.

(14)	Mr. Stec’s address is 407 W. Greenway, North Greensboro, North Carolina.

(15)	Includes 135,000 shares that Mr. Stec may acquire pursuant to an option exercisable by him within 60 days of the date of this report.

(16)	Includes 82,000 shares that Mr. Hechler may acquire pursuant to options exercisable by him within 60 days of the date of this report.

(17)	Includes 122,000 shares that Mr. Fox may acquire pursuant to options exercisable by him within 60 days of the date of this report.

(18)	Mr. McCoy’s address is c/o Components by John McCoy, Inc., 20 West 55th Street, New York, New York.

(19)	Includes 45,000 shares that Mr. McCoy may acquire pursuant to an option exercisable by him within 60 days of the date of this report.

(20)	Includes 6,667 shares that Mr. Tumminello may acquire pursuant to an option exercisable by him within 60 days of the date of this report.

(21)	Mr. Frerebaut’s address is 34 Rue de la Victoire 75003, Paris, France.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND
DIRECTOR INDEPENDENCE

Review and Approval of Transactions with Related Persons

In April 2007, our Board adopted policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (generally, directors and executive officers, director nominees, shareholders owning five percent or more of the Company’s outstanding stock and immediate family members of the foregoing). The policy covers any related person transaction proposed to be entered into after the policy’s adoption that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Board or committee will consider all relevant factors, including as applicable: (i) the related person’s interest in the transaction; (ii) the approximate dollar value of the amount involved in the transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) the Company’s business rationale for entering into the transaction; (v) the alternatives to entering into a related person transaction; (vi) whether the transaction is on terms no less favorable to the Company than terms that could have been reached with an unrelated third party; (vii) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; (viii) the overall fairness of the transaction to the Company; and (ix) any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction. If a director is involved in the transaction, he or she will not cast a vote regarding the transaction.

Transactions

In November 1997, the Company entered into an exclusive license agreement (the “Girbaud Men’s Agreement”) with Girbaud Design, Inc. and its affiliate, Wurzburg, to manufacture and market men’s jeanswear, casualwear and outerwear under the Girbaud brand and certain related trademarks (the “Girbaud Marks”) in all channels of distribution in the United States, including Puerto Rico and the U.S. Virgin Islands. Both Girbaud Design, Inc. and its affiliate, Wurzburg, are companies wholly owned, directly or indirectly, by François Girbaud and Marithé Bachellerie. Mr. Girbaud and Ms. Bachellerie, together with Wurzburg, Latitude and the various companies that they directly and indirectly control, are collectively referred to as the “Girbaud Group.”

Wurzburg and Mr. Girbaud are deemed to beneficially own more than 5% of the Company’s common stock. In addition, Mr. Girbaud, Mr. Olivier Bachellerie, who is the son of Marithé Bachellerie, and Mr. Faltz, who is a Managing Director of several companies that are beneficially owned by Marithé Bachellerie and François Girbaud, are directors of the Company.

In January and March 1998, the Girbaud Men’s Agreement was amended and restated to include Latitude as another member of the Girbaud Group of companies, as the licensor, and to include active influenced sportswear as a licensed product category. Also in March 1998, the Company entered into the Girbaud Women’s Agreement with Latitude to manufacture and market women’s jeanswear, casualwear and outerwear, including active influenced sportswear, under the Girbaud Marks in all channels of distribution in the United States, including Puerto Rico and the U.S. Virgin Islands. The Girbaud agreements, as amended, include the right to manufacture the licensed products in a number of foreign countries through 2007.

Under the Girbaud Men’s Agreement, the Company is required to make payments to Latitude in an amount equal to 6.25% of its net sales of regular license merchandise and 3.0% in the case of certain irregular and closeout licensed merchandise. Except as noted below, the Company is subject to guaranteed minimum annual royalty payments of $3.0 million each year from 2002 through 2007. The Company is required to spend an amount equal to the greater of 3% of Girbaud men’s net sales or $500,000 (increased by $200,000 in each of 2007, 2008 and 2009) in advertising and related expenses promoting the men’s Girbaud brand products in each year through the term of the Girbaud Men’s Agreement. During 2007, the Company made royalty payments under the Girbaud Men’s Agreement totaling approximately $2,750,000.

Under the Girbaud Women’s Agreement, the Company is required to make payments to Latitude in an amount equal to 6.25% of its net sales of regular licensed merchandise and 3.0% in the case of certain irregular and closeout licensed merchandise. Except as noted below, the Company is subject to guaranteed minimum annual royalty payments of $1.5 million each year from 2002 through 2007. The Company is required to spend an amount equal to the greater of 3% of Girbaud women’s net sales of $400,000 (increased by $200,000 in each of 2007, 2008 and 2009) in advertising and related expenses promoting the women’s Girbaud brand products in each year through the term of the Girbaud Women’s Agreement. In addition, over the term of the Girbaud Women’s Agreement, the Company is required to contribute $190,000 per year to Latitude’s advertising and promotional expenditures for the Girbaud brand. During 2007, the Company made royalty payments under the Girbaud Women’s Agreement totaling $1,375,000.

Entry into a Material Definitive Agreement

On May 9, 2008, Textile (the Company’s major stockholder and an affiliate of Latitude), Wurzburg (a stockholder, an affiliate of both Textile and Girbaud Design, Inc. (“Girbaud Design”) and the assigned holder by Latitude of the Company’s licensing agreements), Olivier Bachellerie (a director of the Company), René Faltz (also a director of the Company) and the Company entered into a series of definitive agreements (the “Transaction”) pursuant to which:

•
The Amended and Restated Subordinated Secured Promissory Note, dated as of December 30, 2004, by and between the Company (as borrower) and Textile (as purchaser and lender), was fully discharged and cancelled such that approximately $2.9 million, including interest accrued though May 9, 2008, was converted into approximately 14.3 million of newly issued shares of the Company’s common stock and sold at a conversion price of $0.20 per share in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”);

•
Textile and Messrs. Bachellerie and Faltz collectively purchased, in a private placement exempt from the registration requirements of the Securities Act, 10.0 million newly issued shares of the Company’s common stock at a price of $0.20 per share. The Company received $2.0 million for issuance of these shares;

•
Textile, Wurzburg, Messrs. Bachellerie and Faltz, and the Company entered into an investor rights agreement whereby Textile, Wurzburg, and Messrs. Bachellerie and Faltz were granted certain registration, representation on the Board of Directors and other rights as set forth therein;

•
Mr. Robert S. Stec, the Company’s Chief Executive Officer, purchased, in a private placement exempt from the registration requirements of the Securities Act, 0.5 million newly issued and unregistered shares of the Company’s common stock at a price of $0.20 per share. The Company received $0.1 million for the issuance of these shares;

•
The Girbaud Men’s Agreement (an exclusive license agreement that the Company entered into in November 1997 with Girbaud Design and its affiliate, Wurzburg, to manufacture and market men’s jeanswear, casualwear and outerwear under the Girbaud brand and certain related trademarks in all channels of distribution in the United States, including Puerto Rico and the U.S. Virgin Islands) and the Girbaud Women’s Agreement (an exclusive license agreement the Company entered into in March 1998 with Latitude to manufacture and market women’s jeanswear, casualwear and outerwear, including active influenced sportswear, under the Girbaud brand and certain related trademarks in all channels of distribution in the United States, including Puerto Rico and the U.S. Virgin Islands) were both amended to defer the minimum royalty payments due in the months of February, March, April and May 2008. These minimum royalty deferrals, totaling $1.5 million, will accrue interest at a rate of 10% per annum and will be payable no later than December 31, 2009;

•
The Company agreed that no bonus payments will be paid in 2008 to its senior management, nor will the Company issue any bonus payments to senior management with respect to the Company’s financial performance in fiscal year 2008. With the prior written consent of Textile, the Company may provide equity incentive compensation to senior management in lieu of bonuses for fiscal year 2008.; and

•	Mr. Stec’s employment agreement was extended through December 2011.

During each of the five years ended December 31, 2005, the amounts of advertising and related expenses incurred by the Company in marketing the Girbaud brand products were less than the amounts required under the agreements. In each of the various amendments to the men’s and women’s license agreements, which were executed from 2002 through 2004, Latitude and the Company confirmed to one another that neither party was in default to the other in the performance of any of the obligations owed by either of them to the other. On March 29, 2006, Latitude also waived the Company’s failure to spend the minimum amounts required under the men’s and women’s license agreements in 2005. In 2006 and 2007, the Company was in compliance with these requirements under the licensing agreements.

The Company is obligated to pay a minimum of $7.2 million during 2008 in the form of minimum royalty payments (before $1.5 million deferred to 2009), fashion show and advertising and promotional expenses pursuant to the Girbaud Agreements. In 2008, the Company expects that substantially all of its net sales will come from apparel associated with the Girbaud licenses.

REPORT OF THE AUDIT COMMITTEE

The operations of the Audit Committee are governed by a written charter adopted by the Board, a copy of which can be accessed through the News—Corporate Governance links on the Company’s website at www.icisaacs.com. Pursuant to the charter, only independent directors, as that term is defined by the Marketplace Rules of The Nasdaq Stock Market, may serve as members of the Audit Committee.

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing:

•	the financial reports and other financial information provided by the Company to any governmental body or the public;

•	the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and

•	the Company’s auditing, accounting and financial reporting processes generally.

The Audit Committee performs its oversight of the Company’s financial reporting obligations by engaging in dialogues with management and with BDO Seidman, LLP, the Company’s independent registered public accounting firm during the year ended December 31, 2007. The discussions in which we engage pertain to issues germane to the preparation of the Company’s annual financial statements, and the conduct and completion of the audit of the Company’s annual financial statements.

The Audit Committee has reviewed and discussed the Company’s consolidated annual financial statements with management and with representatives of BDO Seidman, LLP. We also discussed with representatives of that accounting firm the matters required to be discussed with the Company’s independent registered public accounting firm, pursuant to Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

BDO Seidman, LLP also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and we discussed the question of BDO Seidman, LLP’s independence with representatives of that firm.

Based upon those reviews and discussions, and BDO Seidman, LLP’s report regarding its audit of the Company’s financial statements for the year ended December 31, 2007, the Audit Committee recommended to the Company’s Board that such audited financial statements be included in the this Annual Report on Form 10-K.

All of the non-audit services provided by BDO Seidman, LLP during 2007, and the fees and costs incurred in connection with those services, were pre-approved by this Audit Committee in accordance with the Company’s policy of pre-approval of audit and permissible non-audit services. (This policy is discussed in further detail below in the discussion of Proposal 2.) Before approving the retention of BDO Seidman, LLP for these non-audit services, the Audit Committee considered whether such retention was compatible with maintaining BDO Seidman, LLP’s auditor independence. In reliance on the reviews and discussions, discussed above, with management and BDO Seidman, LLP, the Audit Committee believes that the non-audit services provided by BDO Seidman, LLP were compatible with, and did not impair, BDO Seidman, LLP’s auditor independence.

The following Board members currently serve on the Company’s Audit Committee:

•	Neal J. Fox (Chairman);

•	Jon Hechler; and

•	John McCoy.

Robert Stec was a member of the Audit Committee until April 2007, when he was appointed interim CEO of the Company. At that time, Mr. Stec stepped down and John McCoy became the third member of the Audit Committee.

Approval of director nominees requires the affirmative vote of a plurality of the shares represented in person or by proxy at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NINE NOMINEES.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, our stockholders will be asked to ratify the Board’s appointment of Mahoney Cohen & Company as our independent registered public accounting firm for the year ended December 31, 2008. It is expected that a representative of Mahoney Cohen & Company will be present at the Annual Meeting. This representative will have the opportunity to make a statement if he or she desires to do so. In addition, this representative is expected to be available to respond to appropriate questions.

Approval of the proposal to ratify the appointment of Mahoney Cohen & Company as the Company’s independent public accounting firm for the year ended December 31, 2008 requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table shows the fees that the Company paid or accrued for the audit and other services provided by BDO Seidman, LLP in 2007 and 2006:

	Years Ended
	December 31,

	2007	2006
Audit fees (1)	$406,310	$375,900
Audit-related fees (2)	19,500	18,000
Tax fees	25,000	22,000

Total	$450,000	$415,900

(1)	“Audit fees” includes the audit of the Company’s consolidated financial statements and quarterly reviews of its financial statements and related filings on SEC Forms 10-K and 10-Q.

(2)	“Audit-related fees” includes an audit of the Company’s employee benefit plan.

(3)	“Tax fees” includes tax compliance services.

All audit, audit related and tax services were pre-approved by the Audit Committee, which concluded that the performance of such services by BDO Seidman, LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

AUDIT COMMITTEE PRE-APPROVAL POLICY OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Beginning in 2003, our Audit Committee instituted a policy of pre-approving all audit and permissible non-audit services provided by our independent certified public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent certified public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent certified public accountants in accordance with this pre-approval requirement and the fees that we have incurred for those services. The Audit Committee may also pre-approve additional services on a case-by-case basis. The Audit Committee does not delegate to management its responsibilities to pre-approve.

OTHER MATTERS

Stockholder Proposals and Director Nomination Recommendations

Pursuant to Rule 14a-8 under the Exchange Act, if a stockholder wants to submit a proposal for inclusion in our proxy materials for the next annual meeting of stockholders, it must be received at our principal executive offices, 475 10th Avenue, 9th Floor, New York, NY 10018, Attention: Secretary, not later than February 27, 2009. In order to avoid controversy, stockholders should submit proposals by means that permit them to prove the date of delivery.

If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 of the Exchange Act, the Company must receive notice of such proposal at the address given above by April 27, 2009, or such notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act, and our proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting, without including information regarding such proposal in our proxy materials.

Submitting a stockholder proposal or director nomination recommendation does not guarantee that we will include it in our proxy statement. The Nominating Committee reviews all stockholder proposals and director nomination recommendations and makes recommendations to the Board for action on such matters. For information on recommending individuals for consideration as director nominees, see “Corporate Governance—Nominating Committee and Director Candidates.”

Annual Report to Stockholders

Our Annual Report to Stockholders, consisting of a letter from our Chief Executive Officer and our Annual Report on Form 10-K for the year ended December 31, 2007 (including audited financial statements), has been mailed to our stockholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be part of the proxy solicitation material.

Other Matters Coming Before the Meeting

The Board of Directors does not know of any other matters that are to be presented for action at the meeting. If any other matter is properly brought before the meeting or any adjournments thereof, and we did not receive notice of that matter on or before 9:00 a.m. Eastern Time on July 29, 2008, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received in accordance with their best judgment.

By order of the Board of Directors

Timothy J. Tumminello
Secretary

July 11, 2008
New York, NY

ANNUAL MEETING OF STOCKHOLDERS OF

I.C. ISAACS & COMPANY, INC.

July 29, 2008

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors:					FOR	AGAINST	ABSTAIN
				2. Ratification of the appointment of Mahoney Cohen and Company as the Company’s independent registered public accountants for the year ending December 31, 2008.	☐	☐	☐

		NOMINEES:		3. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.
☐	FOR ALL NOMINEES	Olivier Bachellerie
René Faltz
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Neal J. Fox		I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.
François Girbaud
Jon Hechler
☐	FOR ALL EXCEPT (See instructions below)	Robert Stephen Stec
John McCoy II
Ernest K. Jacquet
Laurent Frerebaut

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

				Please check here if you intend			☐
to attend the meeting in person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

I.C. ISAACS & COMPANY, INC.

Proxy Solicited on Behalf of the Board of Directors of the Company
for the Annual Meeting
July 29, 2008

The undersigned hereby constitutes and appoints Robert S. Stec and Timothy J. Tumminello, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of I.C. Isaacs & Company, Inc. to be held at the offices of Kramer Levin Naftalis & Frankel LLP located on the 29th Floor at 1177 Avenue of the Americas, New York, New York, on Tuesday, July 29, 2008, at 11:00 a.m., Eastern Time, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

This proxy when properly executed will be voted in the manner directed herein. Unless a contrary direction is indicated, this proxy will be voted for all nominees listed in proposal 1 and for proposal 2, as more specifically described in the proxy statement.

(Continued and to be signed on the reverse side)